 Exhibit 10.37

PRODUCT CONTRIBUTION AGREEMENT

This PRODUCT CONTRIBUTION AGREEMENT (“Agreement”) is made effective as of October 31, 2017 (the “Effective Date”), and is entered into by and between WestMÿn Technology Services, Inc., a Delaware corporation (“WESTMŸN”) and Investview, Inc., a Nevada corporation (the “Company”)and its assigns. WESTMŸN and the Company may individually be referred to as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, WESTMŸN desires to compile and provide to the Company certain valuable contract rights to products and to provide a crypto mining agreement, in exchange for issuance of stock in the Company and for the opportunity to earn-out additional Company stock based on the performance and benefits conferred on the
Company by WESTMŸN’s crypto mining agreement;

WHEREAS, the Company desires to receive from WESTMŸN certain valuable contract rights and benefits and is willing to exchange Company stock for WESTMŸN’s contribution of a mining hardware services license and such rights, under the terms and conditions set forth in this Agreement for a term of five (5) year term plus 1,000 days or the operating lifetime of the equipment, whichever is greater. After the initial term, this Agreement shall automatically renew until either Party terminates such automatic renewal.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.
WESTMŸN Mining Contract. WESTMŸN currently owns certain mining equipment for use in mining cryptocurrencies. WESTMŸN will enter into a mining agreement with the Company and allow the Company to purchase its mining equipment at a preferred rate.

2.
Company Exchange for WESTMŸN Mining Contract.

(a)
Exchange of Company Common Shares. The Company agrees that, in exchange for WESTMŸN entering into the crypto mining agreement, which includes the right for the Company to re-sell mining equipment to the Company’s affiliates, the Company will issue 40,000,000 (forty million) restricted common shares in the Company to WESTMŸN.

(b)
Common Stock Earnout. WESTMŸN shall have earned and shall receive additional Company common stock (“WESTMŸN Earnout”), which shall be issued by the Company to WESTMŸN, in the following amounts and upon achieving and satisfying the following requirements:

i.
The following shall be used to determine WESTMŸN’s Earnout of additional Company common stock:

1)
Number of Earnout Shares: shares earned are by number of shares and are not determined by stock price;

2)
WESTMŸN Monthly Revenue: reference to WESTMŸN Monthly Revenue shall be the gross revenues per month generated, or averaged over a four-month period, from and/or attributed to:

A. Revenue for the Company from the retail price of mining equipment excluding the setup fee.

3) Revenue Milestones: WESTMŸN’s Monthly Revenue Milestones shall be:

A.
“1st Revenue Milestone” is USD $1,000,000 of WESTMŸN Monthly Revenue;

B.
“2nd Revenue Milestone” is USD $2,500,000 of WESTMŸN Monthly Revenue;

C.
“3rd Revenue Milestone” is USD $4,000,000 of WESTMŸN Monthly Revenue; and

D.
“4th Revenue Milestone” is USD $5,500,000 of WESTMŸN Monthly Revenue.

4) Common Stock Award: WESTMŸN is eligible to earn the following separate and independent awards of Company common stock:

A.
“1st Common Stock Award” is 15 million shares of Company common stock;

B.
“2nd Common Stock Award” is 20 million shares of Company common stock;

C.
“3rd Common Stock Award” is 25 million shares of Company common stock; and

D.
“4th Common Stock Award” is 25 million shares of Company common stock.

ii.
WESTMŸN shall receive the following earnouts, when achieved:

1)
the 1st Common Stock Award, when the 1st Revenue Milestone has been exceeded for four (4) months;

2)
the 2nd Common Stock Award, when the 2nd Revenue Milestone has been exceeded for four (4) months;

3)
the 3rd Common Stock Award, when the 3rd Revenue Milestone has been exceeded for four (4) months; and

4)
the 4th Common Stock Award, when the 4th Revenue Milestone has been exceeded for four (4) months.

The Parties acknowledge and agree that WESTMŸN’s Earnouts can be achieved through application of certain months to more than one Revenue Milestone. For example, if WESTMŸN’s Monthly Revenue exceeded the 3rd Revenue Milestone ($4.0 million monthly revenue) for four months following the Effective Date of this Agreement, WESTMŸN would receive all of the 1st, 2nd, and 3rd Common Stock Awards (60 million cumulatively awarded shares).

3.
Warranties; Indemnities; Limitations.

(a)
Warranty Against Infringement. WESTMŸN warrants that its crypto mining agreement does not infringe any patent, trademark, or other intellectual property.

(b)
Warranty of Authority. WESTMŸN warrants that it has the power and authority to enter into the crypto mining agreement with the Company.

(c)
Exclusion of Other Warranties. EXCEPT AS MAY OTHERWISE BE SET FORTH HEREIN, THE WARRANTIES IN THIS SECTION ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED.

(d)
Representations.

i.
WESTMŸN represents that it has authorization to enter into the crypto mining agreement contemplated in this Agreement.

ii.
WESTMŸN represents that the mining is unencumbered and WESTMŸN is unaware of any third-party claims to the WESTMŸN mining equipment.

iii.
The Company represents that it has, or will obtain approval for, sufficient shares of common stock available to meet the earnout obligations of this Agreement.

(e)
Indemnification. The Parties shall indemnify and hold one another harmless and, at their own expense, defend the other Party and its respective subsidiaries, affiliates, directors, officers, employees, representatives, partners, members, managers, agents, attorneys, successors and assigns (“Indemnified Persons”) from and against any and all thirdparty claims, losses, costs and expenses or liabilities (including direct, indirect, incidental, consequential, special, or punitive damages suffered or alleged, as well as reasonable legal fees and expenses incurred), relating to or arising out of:

i.
any failure by the other Party to comply with its obligations under this Agreement;

ii.
breach of any of the Parties representations or warranties to one another; or

iii.
any failure by a Party, for any reason to comply with all applicable laws, rules and regulations, including any applicable regulatory organization or agency.

(f)
Indemnification Notification. When any claim for indemnification arises under this Agreement, a Party shall promptly notify the other Party of the claim, and when known, the facts constituting such claim, and the amount or an estimate of the amount of the liability arising therefrom.

4.
Miscellaneous Provisions.

(a)
Tax Compliance. The Parties agree to pay their respective taxes including applicable sales, use or excise taxes, VAT or similar governmental charges.

(b)
Public Disclosure. The Parties acknowledge that this Agreement will be made public as part of the Company’s disclosure obligations.

(c)
Assignment. Neither party may transfer or assign its rights or obligations under this Agreement without the prior written consent of the other party, except that no consent is required for a transfer or assignment to: an affiliate; or made as part of a re-organization.

(d)
No Third-Party Beneficiary. The Parties Agree that this Agreement does not create rights in third parties and there are no intended third-party beneficiaries of this Agreement.

(e)
Due Diligence. By executing this Agreement, each Party acknowledges they have each conducted, or have had an adequate opportunity to conduct, their respective due diligence investigation into the terms of this Agreement and those representations made by the other Party in support of such terms herein, as well as the business, financial, accounting, physical operations, and legal aspects of the other Party.

(f)
Expenses. Each Party shall be responsible for and shall bear their own fees and expenses relating to entering in to this Agreement, including any due diligence investigation.

(g)
Announcements. The Parties agree to coordinate any announcement of this Agreement, or disclosure of the terms herein.

(h)
Choice of Law, Exclusive Jurisdiction and Venue. All matters arising from or related to this Agreement shall be governed by the laws of the State of Nevada without application of conflict of law principles. Any dispute that may arise out of or is related to this Agreement shall be submitted to the Federal or state courts in or serving Nevada, and the Parties submit to the jurisdictions of such courts. Any objection to Clark County, Nevada as the exclusive venue of any litigation is hereby irrevocably waived.

(i)
Severability. Any invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity of any of its other provisions. If any provision, or part thereof, is deemed by a court to be invalid or unenforceable, such court shall be empowered to reform that provision as necessary to be valid and to reflect, as closely as possible, the intention of the parties underlying the invalid provision; if the provision cannot be so reformed, then the invalid portion shall be stricken to the extent necessary to preserve the validity of the other provisions hereof.

(j)
Waiver. A waiver of a breach or default under this Agreement shall not be a waiver of any subsequent breach or default. Failure of either party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition then or in the future.

(k)
Notices. All notices required under this Agreement shall be deemed effective when received in writing by either (i) registered mail or certified mail, return receipt requested and postage pre-paid, (ii) scanned electronic copy of a signed original exchanged between the respective representatives of the Parties emailed to the address below with confirmation of receipt, or (iii) overnight mail that produces written evidence of delivery addressed to either party at the address specified below:

If sent to WESTMŸN:

Attn: Matthew Grimmer
Grimmer & Associates, PC
3333 N. Digital Drive, Suite 460
Lehi, Utah 84043
mgrimmer@grimmerandassociates.com

If sent to the Company:

Attn: Annette Raynor
Chief Operations Officer
Investview Inc.
745 Hope Road
Eatontown, NJ 07724
annette@kuveragloba.com

Either party to this Agreement may change an address relating to it by notice to the other party in accordance with the provisions of this paragraph.

(l)
No Partnership or Joint Venture. This Agreement shall not operate so as to create or recognize a partnership or joint venture of any kind between the parties hereto; nor will this Agreement create an implied fiduciary relationship or duty upon the Parties.

(m)
Force Majeure and Other Events. Neither party will be responsible for any loss or damage to the extent caused directly or indirectly by any act of God, war, civil disturbance, natural calamity, flood, act or omission of any exchange, market, utility, communications service, common carrier, Internet or network access or backbone provider or information provider, electrical outage or disturbance, brownout or black-out, delay in mails, malicious third-party action or any other cause beyond such party’s reasonable control.

(n)
Attorneys Fees. The Parties agree that if a dispute arises under this Agreement the prevailing party in such dispute is entitled to its attorneys fees and costs in pursuing or defending any claim or dispute arising under or in connection with this Agreement.

(o)
Termination upon Notice of Insolvency. A Party may suspend or terminate this Agreement immediately if a Party becomes insolvent or unable generally to pay its debts as they become due, makes an assignment for the benefit of creditors or applies for or consents to the appointment of a trustee, custodian, or receiver.

(p)
Voluntary Termination. Either Party shall have the right to voluntarily terminate this Agreement at any time during the term of this Agreement. The Terminating Party must provide the Non-Terminating Party with notice of intent to terminate. Notice shall be provided by the Terminating Party to the Non-Terminating Party according to Section 4(k) of this Agreement. Once proper notice has been provided, a period of One Hundred Twenty (120) calendar days (“Notice Period”) shall run before the term of the Agreement shall be cancelled (“Termination Date”).

Any and all existing and valid crypto contracts that originated before the Termination Date shall survive the termination of the Agreement and remain with WESTMŸN.

(q)
Entire Agreement. This Agreement is the entire agreement between the parties hereto. All prior proposals, understandings, and other agreements, whether oral or written, between the parties that relate to this subject matter are hereby superseded and revoked.

(r)
Amendment. This Agreement may not be modified or altered except in writing by an instrument duly executed by both parties. The Parties expressly agree that they have had a full opportunity to conduct their own independent due diligence into the other Party and its representations.

(s)
Counterparts. This Agreement may be executed in multiple counterparts.

*** Signature Page Follows ***

IN WITNESS WHEREOF, the duly authorized officers or representatives of the Parties have executed this Agreement as of the date set forth below, intending legally to be bound and for this Agreement to be effective as of the Effective Date.

WESTMŸN TECHNOLOGY SERVICES, INC.	INVESTVIEW, INC. a Nevada corporation

BY:/s/ TRAVIS BOTT	BY: /s/ RYAN SMITH
Name: Travis Bott	Name: Ryan Smith
Title:President	Title:CEO
Date: May 1, 2018	Date: May 1, 2018